Exhibit 3.17

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CONSUMER PRODUCTS GROWTH COMPANY

Consumer Products Growth Company, a Delaware corporation (the “Corporation”), hereby certifies to the Secretary of State of the State of Delaware that:

FIRST: The name of the Corporation is Consumer Products Growth Company. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on January 20, 2000.

SECOND: The Corporation filed previous Amended and Restated Certificates of Incorporation with the Delaware Secretary of State on March 21, 2000, March 24, 2000 and September 5, 2001 and December 19, 2002, respectively.

THIRD: This Fifth Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted and declared advisable by unanimous written consent of the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the applicable provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The sole stockholder of the Corporation duly adopted this Certificate by written consent in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

FIFTH: The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

FIRST. Name. The name of the Corporation is:

Consumer Products Growth Company.

SECOND. Registered Office and Agent. The address of the registered office of the Corporation in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent in the State of Delaware at such address is Corporation Service Company.

THIRD. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and other laws of the State of Delaware.

FOURTH. Capital Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is Three Thousand (3,000) shares, par value $0.01 per share. All such shares are of one class and are designated Common Stock. The powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock are as follows:

(a) The Common Stock shall not be subject to classification or reclassification by the Board of Directors, and shall have the rights and terms hereinafter specified, subject to the terms of any other stock provided in the charter pursuant to classification or reclassification by the Board of Directors or otherwise in accordance with law.

(b) Each share of Common Stock shall have one vote and the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

(c) Subject to the provisions of law, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

(d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, to share ratably in the remaining net assets of the Corporation.

FIFTH. Term. The Corporation is to have perpetual existence.

SIXTH. Management of the Affairs of the Corporation. (a) The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Certificate of Incorporation (this “Certificate”) or by the By-Laws of the Corporation (the “By-Laws”).

(b) The number of members on the Corporation’s Board of Directors shall be three (3), which number shall be increased or decreased as the By-Laws shall provide.

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(c) The following provisions are inserted for the limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(i) The By-laws may be made, altered, amended, changed or repealed by the Board of Directors or by the stockholders of the Corporation upon the affirmative vote of a majority of the outstanding capital stock entitled to vote thereon.

(ii) The term of a director elected to fill a newly created directorship or other vacancy shall continue until the next annual meeting of the stockholders and until their successors are elected and have qualified. Any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring on the Board of Directors, howsoever resulting, may be filled by a majority vote of the Board of Directors or by the Stockholders at the annual meeting or a special meeting.

(iii) Any or all of the directors of the Corporation may be removed from office at any time by the stockholders of the Corporation, but only by the affirmative vote of the holders of a majority of outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this paragraph as one class.

(iv) The Corporation may in its By-Laws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

SEVENTH. Limitation on Liability. No director of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or any stockholder of the Corporation, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL or any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director provided by the foregoing provisions of this Article SEVENTH.

Any repeal of or amendment to this Article SEVENTH shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.

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EIGHTH. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.

NINTH. Corporate Records. The books of the Corporation may be kept (subject to any provision contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

TENTH. Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate and in any certificate amendatory hereof, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders or others hereunder or thereunder are granted subject to this reservation.

ELEVENTH. Indemnification. (a) The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

(b) Even if it is ultimately determined that a person identified above in Section (a) is not entitled to indemnification under this Article ELEVENTH, the Corporation may, but is not required to, pay the reasonable expenses (including attorneys’ fees) in defending an action or proceeding in advance of the final disposition of such action or proceeding, upon receipt by the Corporation of an undertaking by such person to repay such payment, which undertaking may be accepted by the Corporation without reference to the financial ability of such person to make such repayment.

(c) The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

(d) The indemnification rights provided in this Article ELEVENTH (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other

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employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article ELEVENTH.

[SIGNATURE APPEARS ON FOLLOWING PAGE.]

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This Certificate shall be effective upon its filing with the Secretary of State of the State of Delaware.

I, THE UNDERSIGNED, being the duly authorized Assistant Secretary of Consumer Products Growth Company, for the purpose of amending and restating the Fourth Amended and Restated Certificate of Incorporation pursuant to the DGCL, do make, file and record this Certificate and do certify that the facts herein stated are true, and I accordingly hereto set my hand this 10th day of July, 2003.

By:
Karen Witte Duros, Assistant Secretary

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STATE OF DELAWARE

WAIVER OF REQUIREMENT

FOR AFFIDAVIT OF EXTRAORDINARY CONDITION

It appears to the Secretary of State that an earlier effort to deliver this instrument and tender such taxes and fees was made in good faith on the file date stamped hereto. The Secretary of State has determined that an extraordinary condition (as reflected in the records of the Secretary of State) existed at such date and time and that such earlier effort was unsuccessful as a result of the existence of such extraordinary condition, and that such actual delivery and tender were made within a reasonable period (not to exceed two business days) after the cessation of such extraordinary condition. The Secretary of State hereby waives the requirement for an affidavit of extraordinary condition and establishes such date and time as the filing date of such instrument.

Harriet Smith Windsor
Harriet Smith Windsor
Secretary of State

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

CONSUMER PRODUCTS GROWTH COMPANY

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) prior to the amendment is Consumer Products Growth Company.

2. The certificate of incorporation of the Corporation is hereby amended by striking out the FIRST Article thereof and by substituting in lieu of said FIRST Article the following new FIRST Article:

FIRST. Name. The name of the Corporation is:

HomeCare Labs, Inc.

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. The effective time of the amendment herein certified shall be on filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, said Consumer Products Growth Company has caused this Certificate to be signed by Larry J. Bloom, its President, this 22nd day of October, 2003.

/s/ Larry J. Bloom
By:	Larry J. Bloom
Its:	President

ATTEST:

/s/ Louis T. Bolognini
By:	Louis T. Bolognini
Its:	Secretary